Exhibit 13

TRANSFER AGREEMENT

THIS AGREEMENT is made as of the 14th day of May, 2007.

BETWEEN:
WESLEY CLOVER CORPORATION,
a corporation governed by the laws of Newfoundland and Labrador

(hereinafter referred to as the “Transferor”)

TERENCE H. MATTHEWS
of the City of Ottawa, Province of Ontario

(hereinafter referred to as the “Transferee”)

RECITALS:

A.	The Transferor is the owner of 15,000 Common Share Purchase Warrants in the capital of MITEL NETWORKS CORPORATION evidenced by Warrant Certificate No. 2006-1 (“the Warrants”);

B.	The Transferor wishes to transfer and the Transferee wishes to purchase the Warrants for a price that represents the current fair market value of such Warrants on the terms set out herein;

NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows:

1.	INTERPRETATION

(a)	In this Agreement:

(i)	“Act” shall mean the Income Tax Act of Canada;

(ii)	“Effective Date” shall mean the date hereof or such other date as the parties may agree upon;

(iii)	“the Warrants” shall have the meaning set forth in the recitals; and

(iv)	The schedules attached hereto form an integral part of this Agreement.

(b)	All sums of money referred to in this Agreement are expressed in U.S. Dollars unless otherwise stated.

(c)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.

2.	TRANSFER

Subject to the terms and conditions herein contained, the Transferor agrees to sell, transfer, assign and convey the Warrants to the Transferee free and clear of all liens and encumbrances whatsoever, and the Transferee in specific reliance on each and every representation and warranty of the Transferor contained herein, agrees to purchase the Warrants.  This Agreement is intended to operate as an actual transfer and conveyance of the Warrants from the Transferor to the Transferee as at the Effective Date.

3.	PRICE

The Transferee shall pay Twenty Million U.S. Dollars ($20,000,000) to the Transferor as consideration for the Warrants.  The Price shall be satisfied by the issuance by the Transferee to the Transferor of a demand promissory note in the form attached hereto as Schedule A;

4.	REPRESENTATIONS

(a)	The Transferor represents and warrants that:

(i)	as of the date of this Agreement the Transferor owns the Warrants both legally and beneficially, free and clear of any liens, charges and encumbrances;

(ii)
except as specifically provided for herein, on the Effective Date the Transferor will be able to transfer the Warrants to the Transferee free and clear of any liens, charges and encumbrances whatsoever; and

(iii)
on the Effective Date, the Transferor will be a resident of Canada, or shall supply adequate evidence before the Effective Date that the provisions of the Act regarding payment to non-residents shall be complied with at or before the Effective Date.

(b)
The representations and warranties herein contained shall survive the closing and continue in full force and effect notwithstanding any investigation of any sort whatsoever undertaken or complete by or on behalf of either party.

5.	TIME OF ESSENCE

Time shall be of the essence of this Agreement.

6.	FURTHER ASSURANCES

The parties hereto shall do all further acts and things and execute all further documents reasonably required in the circumstances to give effect to the provisions and intent of this Agreement.

7.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED
/s/ Terence H. Matthews
Witness as to the signature of Terence H. Matthews		TERENCE H. MATTHEWS

WESLEY CLOVER CORPORATION
	Per:	/s/ Jose Medeiros
Name: Jose Medeiros
Title: President

SCHEDULE “A”

DEMAND PROMISSORY NOTE

(20,000,000 U.S.)	DATE: MAY 14, 2007

FOR VALUE RECEIVED the undersigned, TERENCE H. MATTHEWS (“the Debtor”), promises to pay, to or to the order of WESLEY CLOVER CORPORATION (“the Creditor”), on demand, the principal sum of Twenty Million Dollars ($20,000,000) in lawful money of the United States of America (“the Principal”), with interest thereon at a rate equal to the prime commercial rate for U.S. dollar loans charged by the Royal Bank of Canada as of the date of this loan, plus three percent, such interest to be calculated annually and not in advance and accruing from the date hereof on the amount of the Principal and accrued interest from time to time remaining unpaid.

The Debtor may, at any time or times, without notice, bonus or penalty, repay all or any part of the Principal and accrued interest outstanding on this Promissory Note.

The failure of the Creditor to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any other instance.

The Debtor hereby waives presentment for payment, protest and notice of any kind in connection with the delivery, acceptance, performance, default and enforcement of this Promissory Note.

This Promissory Note is assignable by the Creditor provided that the Creditor provides written notice of that assignment to the Debtor.

This Promissory Note shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED this 14th day of May, 2007.

/s/ Terence H. Matthews
TERENCE H. MATTHEWS